Press Release                           Source: Tornado Gold International Corp.


TORNADO GOLD ACQUIRES AN ADDITIONAL 247-CLAIM GOLD PROPERTY IN NEVADA Monday October 3, 9:30 am ET

RENO, Nev.--(BUSINESS WIRE)--Oct. 3, 2005--Tornado Gold International Corp. (OTCBB:TOGI - News; The Company) is pleased to announce the acquisition of the 247-claims (nearly 5,000 acres) Jack Creek property in Elko County, Nevada. The property, located in the Northern Independence Range, is adjacent to Gateway Gold Corp.'s (TSX VENTURE:GTQ - News) Big Springs and Dorsey Creek properties currently being explored at a budget of $5.2 million for 2005.

Dr. Earl W. Abbott, President Reports:

The Jack Creek property located 3 miles to the southwest is believed to share the same structural features as well as similar sedimentary rocks and igneous instructive rocks that are important to the mineralization of the Big Springs Mine. Between 1987 and 1993 Independence Mining Company, the mine operator at Big Springs, mined 510,000 ounces of gold in seven open pits. At Dorsey Creek, immediately adjacent to the Jack Creek property, Gateway recently announced the discovery of a large Carlin-style gold system including a drill intercept of 20 feet of 0.255 opt (ounces per ton) gold by a previous operator. The Company believes that the gold system extends onto the Jack Creek property and therefore it has the potential of a significant gold deposit discovery.

In addition to the Jack Creek acquisition, Tornado Gold has four other properties in north central Nevada all believed to be well situated to contain a major gold deposit.

The NT Green property, located in Lander County is a 5,300 acre claim located about 4 miles southwest of Placer Dome's recently discovered Cortez Hills and Pediment (deposits over 10 million ounces of Gold) and about 8 miles south of Placer Dome's operating Pipeline group of mines (over 15 million ounces of Gold). Mineralized structures that are along extensions of the Pipeline structures are present on the NT Green property and these are also parallel to structures thought to be important in the mineralization at Cortez Hills and Pediment.

The HMD property, located in Eureka County is a 640 acre claim group about 16 miles southeast of Klondex Mine's (TSX VENTURE:KDX - News) Fire Creek deposit, currently being drilled. Klondex recently announced a resource of 580,000 ounces of Gold at an average grade of 0.328 ounces per ton, including one spectacular intercept of 5 feet of 12.00 opt gold within a 25 food interval averaging 2.59 opt gold. Mineralization at HMD is seen as a silicified structure along the range front of the Cortez Range that is said by previous operators to run as high as 0.1 opt Gold. The geologic setting at HMD is similar to Fire Creek and other known discoveries along the Northern Nevada Rift such as the Mule Canyon Mine and, the largest, the Ken Snyder Mine (Midas district) of Newmont. On Tornado Gold's boundary, CMQ Resources (TSX VENTURE:CMQ - News) is pursuing an active drilling program.

Goodwin Hill, a 1,800 acre claim group in Lander County, is located around a small hill composed of Ordovician limestone surrounded by alluvium. Work to date indicates the possibility of a large Carlin-type mineral system hosted in prospective lower plate (of the Roberts Mountains thrust fault) carbonate rocks on the flank of a large structural dome and near intrusive igneous bodies. The setting is similar to that seen about 30 miles to the north at Cortez Hills. Further work could discover structures like those at Pipeline or Cortez Hills hosting shallow oxide gold mineralization under alluvial cover. Properties about 15-20 miles north of the Goodwin Hill property that are owned by White Knight Resources (TSX VENTURE:WKR - News), Nevada Pacific Gold (TSX VENTURE:NPG - ), and Miranda Gold are currently being drilled.

Wilson Peak, in Elko County, is a 1,200 acre claim group located about 10 miles northwest of the Jack Creek property. Precambrian through Tertiary rocks are exposed on the property along the west flank of the Bull Run Mountains and are mineralized for a strike length of more than 2 miles. Drilling and sampling by previous operators has shown anomalous gold grab samples to over 0.20 opt. Two gold deposit models are possible, a large sediment-hosted deposit like Jerritt Canyon or Big Springs and a large volcanic-hosted epithermal deposit like Midas.

About Tornado Gold International Corp.

Tornado Gold focuses on the discovery of giant gold deposits (greater than 7M ounces). To that end we have chosen Nevada - one of the most prospective places on earth to find and exploit giant gold deposits. Our exceptional team of proven explorers utilizes unique, cutting-edge technology which we believe helps us to quickly and precisely target the areas on the earth where these giant deposits may lie undiscovered. Tornado Gold is headed by an experienced management team with decades of collective experience contributing to discoveries of significant ore-bodies.

For additional information, please visit our web site at: www.tornadogold.com.
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Forward-Looking Statements: This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements are inherently uncertain as they are based on current expectations and assumptions concerning future events or future performance of the Company. Readers are cautioned not to place undue reliance on these forward-looking statements, which are only predictions and speak only as of the date hereof. In evaluating such statements, prospective investors should review carefully various risks and uncertainties identified in this release and matters set forth in the Company's SEC filings. These risks and uncertainties could cause the Company's actual results to differ materially from those indicated in the forward-looking statements.


Tornado Gold International Corp. (OTC Bulletin Board:TOGI - News)
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[
Contact:
     Tornado Gold International Corp.
     Dr. Earl W. Abbott
     (775) 852-3770
     info@tornadogold.com
     www.tornadogold.com


]
Source: Tornado Gold International Corp.